UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 10, 2016

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Boulevard, Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 10, 2016, the Board of Directors (“Board”) of Universal Insurance Holdings, Inc. (“Company”) elected Jon W. Springer President and Chief Risk Officer of the Company. Mr. Springer assumes the role of President from Sean P. Downes. Mr. Downes remains the Chairman of the Board and Chief Executive Officer of the Company.

Prior to assuming the positions of President and Chief Risk Officer, Mr. Springer served as Executive Vice President and Chief Operating Officer of the Company since 2013. Prior to serving in such roles, Mr. Springer was Executive Vice President of Blue Atlantic Reinsurance Corporation, a wholly-owned subsidiary of the Company, from 2008 to 2013, and Executive Vice President of Universal Risk Advisors, Inc., a wholly-owned subsidiary of the Company, from 2006 to 2008.

Also on March 10, 2016, the Board elected Stephen J. Donaghy Chief Operating Officer of the Company. Mr. Donaghy was previously the Company’s Chief Marketing Officer, a position he held since January 2015. Prior to serving in such role, Mr. Donaghy served as the Company’s Chief Administrative Officer from February 2013 to June 2015, Chief Information Officer from 2009 to February 2013 and Executive Vice President from 2006 to 2009.

There are no changes to the executives’ compensation arrangements as a result of the new positions.

An announcement regarding the assumption of the new positions, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits:

99.1	Press Release dated March 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2016	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Sean P. Downes
Sean P. Downes
Chief Executive Officer